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              BAUSCH & LOMB RESPONDS TO WESLEY JESSEN NEWS RELEASE

FOR RELEASE THURSDAY, MARCH 23, 2000

     ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) made the following statement this afternoon in response to Wesley Jessen's news release:

      "The Board of Directors of Wesley Jessen VisionCare Inc. (Nasdaq: WJCO) should sit down with us promptly to discuss our superior proposal of $34 per share in cash to purchase the company."

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CF11-0300


Investor Relations Contact:
Angela Panzarella
716-338-6025

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Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers SEE, LOOK and FEEL better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, lens-care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens66(TM), PureVision(TM) Boston(R), ReNu(R), and Storz(R). Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has pro-forma annual revenues of approximately $1.8 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.